Exhibit 99.1
Press Release

Southwest Iowa Renewable Energy, LLC announces its 3rd Quarter Financial Results

COUNCIL BLUFFS, IOWA — August 6, 2010 — On August 6, 2010, Southwest Iowa Renewable Energy, LLC ("SIRE") announced its financial results for the third fiscal quarter ending June 30, 2010.  SIRE reported a net loss of $2,373,085, or $180.61 per unit, compared to a net loss of $4,671,192 or $355.52 per unit, during the same period in 2009.  Revenues totaled $48,769,873 for SIRE's third fiscal quarter compared to $42,512,277 for the same period in 2009.  For the three months ended June 30, 2010, 83% of revenues were earned from the sale of denatured ethanol with the remaining 17% of revenues earned from the sale of dry distiller's grains.  In the prior year three month period ending June 30, 2009, 82% of revenues were earned from the sale of denatured ethanol and 18% via sale of dry distiller's grains.

Cash and cash equivalents decreased from $7,455,084 on September 30, 2009 to $5,765,101 on June 30, 2010.  Inventory increased from $4,913,675 on September 30, 2009 to $11,333,072 as of June 30, 2010.  The increase of inventory and refinancing of a short-term loan, as well the build up of other current assets, resulted in a current ratio improvement from 1.07 to 1.51 for the three months ending on June 30, 2010.

Brian Cahill, SIRE’s General Manager and CEO stated: “Ethanol margins continued to compress during the third quarter ended June 30, 2010; we were able to maintain a positive gross margin from the previous quarter with the help of our risk management strategy.  We continue to work on increasing ethanol production levels and efficiencies here at SIRE.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, and corn syrup in the continental United States.  SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico, and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE  has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and  nature of SIRE’s business, and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

The following are condensed statements of operations for SIRE:

	Three Months Ended June 30, 2010 (Unaudited)		Three Months Ended June 30, 2009 (Unaudited)

Revenues	$48,769,873		$42,512,277

Cost of Goods Sold	47,833,987		43,682,895

Gross Margin	935,886		(1,170,618)

Selling, General, and Administrative Expenses	1,154,939		1,093,179

Operating (Loss)	(219,053)		(2,263,797)

Other Income (Expense)
Interest Income	13,376		19,997
Interest expense	(2,178,756)		(2,164,360)
Miscellaneous income	11,348		2,149
Total	(2,154,032)		(1,927,930)

Net (Loss)	$(2,373,085)		$(4,406,011)

Weighted Average Units
Outstanding—Basic & Diluted	13,139		13,139
Net (loss) per unit –basic & diluted	$(180.61)	$	$(335.34)

The following table shows SIRE’s results of operations stated as a percentage of revenue:

	Three Months Ended June 30, 2010 (Unaudited)(1)
	Amounts	% of Revenues	Gallons
Income Statement Data
Revenues	$48,769,873	100%	$1.83
Cost of Goods Sold	47,833,987	98%	1.80
Gross Margin	935,886	2%	0.03
Selling, General and Administrative Expenses	1,154,939	2%	0.04
Other (Expense)	(2,154,032)	(4%)	(0.08)
Net Loss	$(2,373,085)	(4%)	$(0.09)

(1)                 Includes ethanol and distillers grains converted to gallons.

Below are condensed balance sheets:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
ASSETS	June 30, 2010	September 30, 2009
	(Unaudited)
Current Assets
Cash and cash equivalents	$5,765,101	$7,455,084
Accounts receivable	42,482	1,831,722
Accounts receivable, related party	15,528,949	12,396,172
Due from broker	1,637,446	2,108,267
Inventory	11,333,072	4,913,675
Derivative financial instruments	1,484,337	263,688
Prepaid expenses and other	1,567,196	439,431
Total current assets	37,358,583	29,408,039

Property, Plant, and Equipment
Land	2,064,090	2,064,090
Plant, Building and Equipment	199,230,737	197,435,327
Office and Other Equipment	707,758	680,145
Total Cost	202,002,585	200,179,562
Accumulated Depreciation	(23,932,701)	(9,600,217)
Net property and equipment	178,069,884	190,579,345

Other Assets
Financing costs, net of amortization of $1,829,027 and $1,467,677	2,051,105	2,382,317
Total Assets	$217,479,572	$222,369,701

LIABILITIES AND MEMBERS’ EQUITY	June 30, 2010	September 30, 2009
	(Unaudited)
Current Liabilities
Accounts payable	$1,192,414	$1,351,156
Accounts payable, related parties	4,539,998	4,297,990
Retainage payable	2,685	-
Retainage payable, related parties	-	697,770
Accrued expenses	2,269,518	1,704,014
Accrued expenses, related parties	3,420,650	4,023,231
Current maturities of notes payable	13,317,422	18,215,803
Total current liabilities	24,742,687	$30,289,964
Long Term Liabilities
Notes payable, less current maturities	136,300,687	130,897,350
Other	725,005	800,002
Total long term liabilities	137,025,692	131,697,352
Commitments and Contingencies
Members’ Equity
Members’ capital, 13,139 Unit issued and outstanding	76,474,111	76,474,111
Accumulated (deficit)	(20,762,918)	(16,091,726)
Total members’ equity	55,711,193	60,382,385
Total Liabilities and Members’ Equity	$217,479,572	222,369,701

Contact:
Karen Kroymann, Controller
Southwest Iowa Renewable Energy, LLC
712.366.0392